Exhibit 10.1

Chief Technical Officer Executive Employment Agreement

This Chief Technical Officer Executive Employment Agreement (the “Agreement”) is entered into by and between the following parties on the basis of equality, voluntariness and consensus:

Party A (the “Company”): Next Technology Holding Inc. (NASDAQ: NXTT), a company incorporated under the laws of the State of Wyoming, USA.

Party B (the “Executive”): Full Name: CHAN PHANG CHUEN; Valid ID Number: A71111770.

WHEREAS the Company, pursuing its dual-engine strategy of “AI plus digital assets,” intends to appoint the Executive as its Chief Technical Officer to assume overall responsibility for its technology strategy, research and development, and engineering organization; and WHEREAS the Executive accepts such appointment; NOW, THEREFORE, the parties agree as follows:

Article 1 Position, Duties and Reporting

1.1 Position: The Company appoints the Executive as Chief Technical Officer (CTO), a senior executive officer of the Company. The Executive shall report to the Chief Executive Officer (CEO) and the Board of Directors (the “Board”).

1.2 Overall duties: The Executive shall devote full business time, attention and best efforts to the Company, act with the highest duty of care and loyalty, and assume overall responsibility for the following matters:

(1) Technology strategy: formulate and execute the Company’s overall technology strategy and technology roadmap in alignment with the dual-engine strategy, and lead the technology planning across AI-integrated SaaS, AI computing, and robotics and embodied intelligence;

(2) Research and development: oversee the technical execution of the Company’s R&D program, including the approved R&D budget of US$35 million, and be accountable for the allocation of R&D resources, milestone delivery and technology reserves;

(3) Engineering organization: lead, recruit, develop and evaluate the entire technology organization, and build its organizational structure, talent pipeline and engineering standards;

(4) Architecture and operations: be responsible for enterprise-level technical architecture, information security, data governance, MLOps platforms, system availability and disaster recovery;

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(5) Corporate governance: report regularly to the CEO and the Board, participate in major corporate decisions and technology due diligence, and support internal control over financial reporting and the technical matters relevant to the Company’s SEC disclosures;

(6) Intellectual property: direct the intellectual property strategy, patent portfolio and technical compliance; and

(7) External representation: serve as the senior technical representative before key customers, partners, regulators and industry bodies, and perform other duties lawfully assigned by the CEO and the Board.

1.3 The Executive shall comply with the Company’s articles, bylaws, policies and lawful resolutions, and shall not hold any other employment, office or conflicting business engagement without the Board’s prior written consent.

Article 2 Term

2.1 This Agreement is valid for one (1) year, from November 9, 2026 to November 8, 2027. The parties may negotiate to renew it upon expiration. Any continuation of service after expiration shall be subject to the Company’s policies and any written renewal.

Article 3 Base Salary

3.1 Monthly base salary: The Executive’s monthly base salary is USD 40,000, corresponding to an annual base salary of USD 480,000 .

3.2 Payment: The base salary shall be paid in cash by wire transfer to the bank account designated by the Executive before the 25th day of each month. The Company may review and adjust the salary in accordance with its compensation policies.

3.3 Taxes: The Executive shall bear the individual income taxes and other levies lawfully payable, and the Company may withhold such taxes where required by law.

Article 4 Annual Performance Bonus

4.1 Target bonus: The Executive shall be eligible for an annual performance bonus with a target amount equal to fifty percent (50%) of the annual base salary (the target being USD 240,000), determined based on the achievement of Company and individual performance objectives.

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4.2 Payout factor: The actual bonus may range from zero percent (0%) to one hundred fifty percent (150%) of the target amount, as certified by the Board or the compensation committee, and shall be paid following the relevant performance period.

4.3 Share-based payment: The Company may, at its discretion, pay all or part of the bonus in cash, in shares of common stock or restricted stock units, or in a combination thereof. Any equity portion shall be valued by reference to the closing price of the common stock on the relevant grant or payment date, and the number of shares shall be calculated accordingly.

4.4 The bonus is not guaranteed unless otherwise expressly agreed in writing, and the Executive must remain employed on the payment date to be eligible, except as otherwise provided in Article 13.

Article 5 Special R&D Incentive Award

5.1 Subject to the successful progress of the Company’s research and development results, the Company may, upon approval by the Board or the compensation committee, grant the Executive a personal incentive award of up to USD 10,000,000 in each year.

5.2 The award may be paid in cash and/or in shares of common stock (including restricted stock units). Any share portion shall be valued by reference to the closing price of the common stock on the relevant grant or payment date, and the number of shares shall be calculated accordingly.

5.3 The award is discretionary and not guaranteed. Its grant, amount and payment are subject to Board approval and the availability of funds; where equity is used, it shall comply with the applicable rules of the 2025 Plan and shall be subject to the Clawback Policy.

Article 6 Equity Incentive Awards

6.1 The Executive shall be eligible for equity awards under the Next Technology Holding Inc. 2025 Equity Incentive Plan (the “2025 Plan”), the securities under which are registered by the Company on Form S-8.

6.2 Initial award: Upon commencement, the Executive shall receive an initial service-based equity award; the number of shares, grant price and vesting schedule shall be specified in a separate grant agreement, with the grant-date fair value determined by the closing price of the common stock on the grant date.

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6.3 Annual and performance awards: The Executive may receive annual equity awards and performance-based restricted stock units tied to the achievement of R&D milestones, AI product commercialization and team-building objectives, as determined by the Board or the compensation committee.

6.4 Clawback: All awards are subject to the 2025 Plan and the Company’s Clawback Policy, and may be recovered in the event of a financial restatement or the Executive’s misconduct.

6.5 Upon termination, the treatment of vested and unvested awards shall follow the 2025 Plan and the applicable grant agreements; unvested awards shall generally be forfeited.

Article 7 Benefits, Insurance and Reimbursement

7.1 The Executive shall be entitled to the employee benefits and insurance programs made available by the Company to its senior executives, in accordance with the applicable policies.

7.2 The Company shall reimburse the Executive for reasonable and documented business expenses incurred in the performance of duties, upon approval in accordance with its policies.

Article 8 Confidentiality

8.1 During the term and for two (2) years after termination, the Executive shall keep confidential, and shall not disclose or use without permission, the Company’s trade secrets and confidential information, including technical architectures, source code, models, algorithms, data, R&D plans and budgets, business strategies, customer resources and pricing.

8.2 The confidentiality obligations with respect to trade secrets not lawfully made public shall continue until such information becomes public.

Article 9 Intellectual Property

9.1 Present assignment: The Executive hereby irrevocably assigns to the Company, to the fullest extent permitted by law, all right, title and interest in all work product created within the scope of employment or using the Company’s resources, including inventions, software, source code, models, algorithms, designs, documents and all related intellectual property rights.

9.2 The Executive shall promptly disclose such work product, execute the necessary assignment and application documents, and assist the Company in protecting and enforcing its rights.

9.3 Intellectual property lawfully owned by the Executive before employment shall remain vested in the Executive; to the extent embedded in the work product, the Executive shall grant the Company a license necessary for its use.

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Article 10 Non-Competition, Non-Solicitation and Non-Poaching

10.1 During the term, the Executive shall not engage in any business competing with the Company, nor hold any interest in any competing entity, except for passive holdings of publicly traded securities below the applicable thresholds.

10.2 For twelve (12) months after termination, the Executive shall not, within the markets where the Company operates, engage in any competing business concerning AI-enabled SaaS, AI computing, agentic commerce, digital assets or robotics, whether as an employee, officer, consultant, investor or otherwise.

10.3 During the same period, the Executive shall not solicit or induce the Company’s employees to leave, nor solicit the Company’s customers or partners for competing business.

10.4 These restrictions are intended to be reasonable and enforceable to the maximum extent permitted by law; any provision held unenforceable shall be limited or severed to the extent necessary.

Article 11 Conflicts of Interest and Ethics

11.1 The Executive shall avoid any conflict between personal interests and those of the Company, shall not usurp corporate opportunities, and shall not accept undisclosed benefits from third parties in connection with the Company’s business.

11.2 The Executive shall comply with the Company’s code of conduct, insider trading policies, anti-corruption and anti-fraud requirements, and all applicable laws and regulations.

Article 12 Anti-Fraud

12.1 The Executive shall not engage in, authorize, direct, conceal or facilitate any fraudulent, corrupt or dishonest act, including: (1) the falsification, misrepresentation or deliberate omission of the Company’s books, records, accounts, financial statements or SEC disclosures; (2) fraud, embezzlement, misappropriation or unauthorized use of the Company’s funds, assets (including digital assets such as Bitcoin), R&D budgets or other resources; (3) falsification of work product, R&D results, performance data or supporting documents; (4) bribery, kickbacks, or the offer or receipt of unlawful benefits; and (5) aiding, abetting or covering up any of the foregoing, or evading the Company’s internal controls. (6) The personal resume submitted to the company must be truthful and accurate.

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12.2 The Executive shall maintain and comply with the Company’s internal controls, anti-fraud and anti-corruption policies and audit procedures, promptly report any suspected fraud through the appropriate channels, and cooperate with investigations; the Company shall not permit retaliation against any good-faith report.

12.3 Any breach of this Article constitutes Cause for immediate termination under Article 13. The Company may recover any bonus or equity award (including under the Clawback Policy), pursue damages and other available remedies, and the Executive shall not be indemnified for liabilities arising from fraud or willful misconduct.

Article 13 Termination

13.1 Termination for Cause: The Company may terminate immediately for Cause, meaning: (1) conviction of, or charge involving, a felony or fraud or dishonesty; (2) material neglect of duties or refusal to follow lawful directions of the CEO or the Board; (3) intentional conduct materially harming the Company; (4) breach of confidentiality, intellectual property, non-competition or conflict-of-interest obligations; or (5) serious violation of Company policies.

13.2 Termination without Cause: The Company may terminate without Cause upon thirty (30) days’ prior written notice, or by paying thirty (30) days of base salary in lieu of notice.

13.3 Good Reason: The Executive may terminate for Good Reason upon: (1) a material reduction (in excess of ten percent (10%)) in base salary or target bonus; (2) a material demotion in title, duties or authority; (3) relocation of the principal workplace by more than fifty (50) kilometers; or (4) a successor failing to assume this Agreement, in each case without cure within thirty (30) days after written notice.

13.4 Resignation: The Executive shall give at least sixty (60) days’ prior written notice for a voluntary resignation.

13.5 Upon termination, the Executive shall complete the work handover, return Company property and documents, and continue to be bound by Articles 8, 9, 10 and 11 as applicable.

Article 14 Liability for Breach

14.1 A party breaching this Agreement shall bear the corresponding liability and shall compensate the other party for the losses caused, subject to the limits and remedies expressly provided herein.

14.2 If the Executive’s breach of confidentiality or non-competition causes losses, the Company may seek injunctive relief in addition to damages and any other available remedies.

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Article 15 Governing Law and Dispute Resolution

15.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, USA.

15.2 Any dispute shall first be resolved through friendly negotiation; if negotiation fails, either party may bring a lawsuit before the court with jurisdiction at the Company’s registered address.

Article 16 Miscellaneous

16.1 This Agreement is made in duplicate, one copy for each party, with the same legal effect.

16.2 The performance objectives attached hereto form an integral part of this Agreement.

16.3 Any amendment or supplement shall be made in writing and signed by both parties. This Agreement constitutes the entire agreement between the parties concerning its subject matter.

16.4 This Agreement shall take effect after both parties sign or seal it.

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[Signature Page]

Party A: Next Technology Holding Inc.

Authorized Representative (Signature):	/s/ Weihong Liu
Date: November 9, 2026

Party B (Signature):	/s/ Chan Phang Chuen
Date: November 9, 2026

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Attachment: Performance Objectives and Assessment Framework

Chief Technical Officer (CTO)

1. R&D Strategy and Execution: achievement rate of the milestones under the US$35 million R&D program; budget variance; and the accumulation of technology reserves such as core products and patents. The successful progress of these R&D results also serves as the condition for the Special R&D Incentive Award under Article 5.

2. Technical Operations: availability of core platforms (target no less than 99.9%); zero major information security or data incidents; and stable operation of MLOps and model release processes.

3. Business and Team: AI product commercialization and customer delivery; and the fill rate and retention of key technology positions.

4. Governance and Compliance: internal controls relevant to technology, cooperation with audits, and the filing of intellectual property applications.

The specific indicators, targets and weighting for each dimension shall be set annually by the Board or the compensation committee and shall serve as the basis for the annual performance bonus, performance-based equity awards and the Special R&D Incentive Award.

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